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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2012

Presidential Life Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-05486	13-2652144
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

69 Lydecker Street Nyack, New York 10960
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(845) 358-2300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On July 3, 2012, pursuant to a Stock Purchase Agreement dated February 23, 2012 as amended on July 3, 2012 with GALAC Holding Company, the Seller and an affiliate of the American Financial Group, Inc., Presidential Life Corporation (the “Company”) completed the purchase of Great American Life Assurance Company (“GALAC”), an Ohio domiciled insurance company with approximately $5.60 million in statutory capital and surplus, for cash of $7.04 million.  Upon purchase, GALAC’s statutory capital and surplus principally consists of cash, short-term investments, and bonds with minimal liabilities as policyholder obligations related to in-force contracts are fully reinsured.  The purchase price is subject to adjustment for the differential between final statutory capital and surplus at June 30, 2012 and $5.60 million.  GALAC maintains licenses to write life and annuity business in 38 states plus the District of Columbia. The Company is obtaining the aforesaid licenses and statutory capital and surplus as part of this transaction.

The above description is qualified in its entirety by reference to the terms of the Stock Purchase Agreement dated February 23, 2012 and related Amendment dated July 3, 2012 attached as Exhibits 10.1 and 10.2. On July 6, 2012, the Company issued a press release announcing the purchase. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Stock Purchase Agreement dated February 23, 2012 in connection with the purchase of Great American Life Assurance Company

10.2	Amendment to Stock Purchase Agreement dated July 3, 2012 in connection with the purchase of Great American Life Assurance Company
99.1	Press Release entitled “Presidential Life Corporation Announces Purchase of Shell Insurance Company” issued by Presidential Life Corporation on July 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESIDENTIAL LIFE CORPORATION

Date: July 6, 2012	By:	/s/ Donald L. Barnes
		Name:	Donald L. Barnes
		Title:	Chief Executive Officer